Exhibit 99.1

Nuvve Announces Private Placement of Senior Convertible Notes and Warrants

SAN DIEGO, October 31, 2024 /PRNewswire/— Nuvve Holding Corp. (“Nuvve” or the “Company”) (Nasdaq: NVVE), a green energy technology company that provides a globally-available, commercial vehicle-to-grid (V2G) technology platform that enables electric vehicle (EV) batteries to store and resell unused energy back to the local electric grid and provides other grid services, today announced that it entered into a definitive agreement with certain institutional and individual accredited investors (the “Investors”), in which it issued an aggregate of $3,750,000.01 principal amount of senior convertible notes with an original issue discount of 10% (the “Notes”) and accompanying warrants (“Warrants”) to purchase shares of its common stock (the “Private Placement”). The Private Placement closed on October 31, 2024, and resulted in gross proceeds to the Company before expenses of $3,375,000.01.

Nuvve’s Chief Executive Officer, Gregory Poilasne, participated as an Investor in the Private Placement for a total investment of $250,000.

The Notes bear interest at a rate of 8.0% per annum and have an 18-month maturity, subject to an additional six-month extension in certain circumstances as provided therein. The Notes will be convertible into up to an aggregate of 1,102,295 shares of Nuvve’s common stock at the conversion price equal to $3.402 per share of common stock, which represented a 10% discount to the closing price of Nuvve’s common stock immediately prior to the closing of the Private Placement, subject to adjustment as further specified in the Notes. The principal and accrued interest on the Notes are payable in 15 equal monthly installments commencing on February 28, 2025, and may be paid, at the Company’s election, in cash, shares of common stock, or a combination thereof. In addition, the Investors have the right to purchase up to an aggregate of $12.5 million in additional principal amount of the Notes and accompanying Warrants, subject to the terms set forth in the definitive agreement.

As part of the Private Placement, Nuvve also issued Warrants to purchase up to an aggregate of 1,102,295 shares of Nuvve’s common stock at an exercise price equal to $3.78 per share, subject to adjustments, exercisable for five years from the date of issuance.

The Company intends to use the net proceeds from this transaction for working capital and general corporate purposes.

Nuvve has agreed to file a registration statement registering for resale the shares of common stock issuable upon conversion of the Notes and upon exercise of the Warrants. Nuvve has also agreed to file a preliminary proxy statement and to hold a special meeting of its stockholders to seek approval of the issuance of the shares of common stock underlying the Notes and the Warrants, in accordance with the rules and regulations of Nasdaq.

Additional information regarding the Private Placement and the terms of the Notes and Warrants will be set forth in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”). You may also obtain these documents for free when they are available by visiting the SEC’s website at www.sec.gov.

The offer and sale of the foregoing securities did not involve a public offering and were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in the described offering, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Nuvve Holding Corp.

Nuvve Holding Corp. (Nasdaq: NVVE) is leading the electrification of the planet, beginning with transportation, through its intelligent energy platform. Combining the world's most advanced vehicle-to-grid (V2G) technology and an ecosystem of electrification partners, Nuvve dynamically manages power among electric vehicle (EV) batteries and the grid to deliver new value to EV owners, accelerate the adoption of EVs, and support the world's transition to clean energy. By transforming EVs into mobile energy storage assets and networking battery capacity to support shifting energy needs, Nuvve is making the grid more resilient, enhancing sustainable transportation, and supporting energy equity in an electrified world. Since its founding in 2010, Nuvve has successfully deployed V2G on five continents and offers turnkey electrification solutions for fleets of all types. Nuvve is headquartered in San Diego, California, and can be found online at nuvve.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “aims,” “anticipates,” “plans,” “looking forward to,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “continue,” “seeks” or the negatives of such terms or other variations on such terms or comparable terminology, although not all forward-looking statements contain such identifying words. Forward-looking statements include, but are not limited to, statements concerning the expected benefits of the Private Placement, including the use of proceeds therefrom, the filing of a resale registration statement relating to the Private Placement, and the timing and ability of obtaining stockholder approval for the issuance of the common stock underlying the Notes and Warrants. Nuvve cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvve. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Some of these risks and uncertainties can be found in Nuvve’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Nuvve does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise except as required by law.

Nuvve Investor Contact
investorrelations@nuvve.com
+1 (619) 483-3448
Nuvve Press Contacts
press@nuvve.com
+1 (619) 483-3448

2